Exhibit 99.1
Home Solutions of America Reports Record First Quarter Results
Revenue Increases 107.1% Leading To 143.7% Increase in Income From Continuing Operations; Company Reports EPS of $0.12 Per Diluted Share
DALLAS—(BUSINESS WIRE)—Home Solutions of America, Inc. (Nasdaq: HSOA, the “Company” or “Home Solutions”), a provider of restoration, construction and interior services to commercial and residential customers, announced today results for the first quarter ended March 31, 2007. The Company reported record 2007 first quarter revenue of $39.9 million, an increase of 107.1% compared to revenue of $19.3 million in the first quarter of 2006. Home Solutions had EBITDA of $11.2 million for the 2007 first quarter (operating income of $10.5 million, plus $0.7 million of depreciation and amortization), an increase of 153.5% compared to $4.4 million in the same period a year earlier (operating income of $4.0 million, plus $0.4 million of depreciation and amortization).
The Company had 2007 first quarter net income from continuing operations of $5.7 million, or $0.12 per diluted share, a 143.7% increase compared to $2.3 million, or $0.06 per diluted share in the same period a year earlier. The Company reported record net income of $5.7 million or $0.12 per diluted share, an increase of 83.9% compared to $3.1 million or $0.08 per diluted share in the fiscal 2006 first quarter. Home Solutions recognized a net gain of $781,000, or $0.02 per share in fiscal 2006 from the sale of discontinued operations. The Company previously provided 2007 first quarter guidance for revenue of $35 to $40 million and net income of $0.09 to $0.11 per diluted share. The first quarter historically represents a seasonally slower period for the Company.
The first quarter sales increase from the same period in 2006 was due primarily to the acquisition of Fireline Restoration, Inc. (“Fireline”) and the expansion into new geographic markets, partially offset by a decrease in the Interior Services Division due primarily to a decrease in cabinet and countertop sales as the new construction market in the Florida market experienced a decrease from 2006. Overall gross margin decreased to 49.4% compared to 51.6% in the first quarter of fiscal 2006. For the first quarter of 2007, the Company recognized expense of $371,000 under SFAS No. 123(R) compared to $154,000 in the year-earlier period. The Company’s effective tax rate for the first quarter of fiscal 2007 was 39.0% compared to 37.0% in the year-earlier period.
Revenue from the Restoration and Construction Services Division was $30.7 million for the first quarter of 2007, compared to $8.6 million in the year-earlier period. Revenue from the Interior Services Division was $9.3 million, versus $10.7 million in the year-earlier period. The Company’s Interior Services Division had revenue of $9.4 million in the 2006 fourth quarter.
“We are pleased that during a seasonally slower period for the Company we were able to report improved operating results,” said Frank J. Fradella, Chairman and CEO of Home Solutions. “These results reflect our ability to successfully address several of the operational issues that adversely impacted our 2006 fourth quarter results and to integrate the Fireline and Associated Contractors acquisitions. Our results were also helped by the continued rebuilding opportunities in Florida, Louisiana and the Gulf Coast. Recent contracts that we have been awarded in areas beyond the Gulf Coast reflect our efforts to diversify the Company so that it does not rely upon disaster-related work. Although we believe we are uniquely positioned to respond to disasters such as the tornadoes in Kansas, today the Recovery business represents just one part of the Company.”

Business Outlook:
The Company provided the following outlook for its second quarter for the period ended June 30, 2007. Home Solutions expects revenue of $44 million to $48 million and net income of $0.14 to $0.17 per diluted share. In 2006, Home Solutions had revenue of $24.2 million and net income of $0.11 per diluted share. The Company also announced today that it currently has a backlog of Restoration and Construction Services projects that it expects to complete in 2007 which are anticipated to generate revenue of $112 million. This backlog excludes any revenue to be generated from its Interior Services Division, which generated revenue of nearly $39 million in 2006. The Company expects to provide guidance on a quarterly basis during 2007 as well as an update on its backlog.
“The shift in our mix of business, while expected to reduce our margins going forward, should make our business more predictable and easier to manage,” added Mr. Fradella. “Most of the projects that we are working on are not dependent on funding of the New Orleans rebuilding efforts. While we remain cautiously optimistic that we will participate in the rebuilding efforts there in a more substantial way, many of the large projects that we have recently been awarded are in other parts of the country. In addition, although we expect continued weakness in the housing sector, our Interior Services Division’s revenue base has stabilized. We also anticipate expanding our installation services to big box retailers during the second half of the year which should allow our Interior Services Division to return to growth. The acquisitions we made in 2006, along with our efforts to diversify our business, have created a stable and more predictable business. Although the Company has never been better positioned to respond to disaster-related work across the country, we have built a business that should grow irrespective of natural disasters.”
The Company will hold a conference call today to discuss the first quarter results and Business Outlook. The conference call will take place at 4:30 p.m. EDT. Interested participants should call (888) 802-2266 within the United States or (913) 312-1270 internationally. Please use passcode 1400838. A playback of the conference will be available two hours after the completion of the call. To listen to the playback, please call (888) 203-1112 within the United States or (719) 457-0820 internationally. Please use passcode 1400838. The call will also be webcast and will be available on the Company’s web site at www.hsoacorp.com in the Investor Relations section under Presentations.
About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of restoration, construction and interior services to commercial and residential customers. Its Fireline subsidiary is involved in providing construction services, rebuilding, catastrophic storm response and contents restoration for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water and mold. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and North Carolina. Home Solutions Restoration of Louisiana, Inc., which does business as Associated Contractors (“Associated”), is a Louisiana based commercial, industrial and residential contractor working in the governmental and private arenas. Associated has been one of the larger players in redeveloping public schools in the aftermath of Hurricane Katrina. Its clients include the State of Louisiana, the City of New Orleans, the Louisiana National Guard, the historic French Market, Louis Armstrong International Airport and the N.A.S.A. Stennis Space Center in Mississippi. For additional information, please visit the Company’s Web site at http://www.hsoacorp.com.

Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company’s future business prospects, contracts to be performed, and new opportunities associated with the anticipated rebuilding of the New Orleans area, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company’s reports filed with the SEC.

Home Solutions of America, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Assets
Current assets:
Cash	$5,540	$8,713
Accounts receivable, net	67,544	58,106
Current portion of notes receivable	1,093	703
Inventories	3,408	4,000
Prepaid expenses and other current assets	6,126	4,654
Costs in excess of billings	14,981	6,292
Deferred tax asset	1,269	1,337

Total current assets	99,961	83,805

Property and equipment, net	6,284	6,129
Intangibles, net	12,742	8,732
Goodwill	118,026	122,500
Notes receivable, net of current portion	—	750
Other assets	778	809

	$237,791	$222,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$21,385	$15,608
Billings in excess of costs	3,713	688
Current portion of debt	26,824	26,816
Current portion of capital lease obligations	284	254

Total current liabilities	52,206	43,366
Long-term liabilities:
Debt, net of current portion	9,190	10,448
Line of credit	15,111	13,111
Amounts due to seller	8,736	9,855
Deferred tax liabilities	1,004	890
Capital lease obligations, net of current portion	1,023	929

Total liabilities	87,270	78,599
Minority interest	317	237

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 100,000 shares authorized; 47,328 and 47,297 shares issued and outstanding, respectively	47	47
Additional paid-in capital	141,104	140,497
Retained earnings	9,053	3,345

Total stockholders’ equity	150,204	143,889

	$237,791	$222,725

See Notes to Consolidated Financial Statements.

Home Solutions of America, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
Net sales	$39,931	$19,280

Costs and expenses:
Cost of sales	20,206	9,332
Selling, general and administrative expenses	9,185	5,949

	29,391	15,281

Operating income	10,540	3,999

Other income (expense), net:
Loss on sale of assets	(7)	(2)
Interest income	63	51
Interest expense	(1,105)	(60)
Other income, net	24	25

Total other(expense), net	(1,025)	14

Income from continuing operations before income taxes and minority interest	9,515	4,013

Income taxes	(3,652)	(1,413)
Minority interest	(155)	(258)

Income before discontinued operations	5,708	2,342

Gain on disposal, net of loss from discontinued operations, net of taxes	—	781

Net income	$5,708	$3,123

Net income available to common shareholders:
Basic	$5,708	$3,123

Diluted	$5,708	$3,123

Basic earnings per share:
Income from continuing operations	$0.12	$0.07
Gain (loss) from discontinued operations, net of taxes	—	0.02

	$0.12	$0.09

Diluted earnings per share:
Income from continuing operations	$0.12	$0.06
Gain (loss) from discontinued operations, net of taxes	—	0.02

	$0.12	$0.08

Weighted average number of common shares outstanding:
Basic	47,322	35,898
Diluted	48,084	40,702
See Notes to Consolidated Financial Statements.

Home Solutions of America, Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
Cash Flows from Operating Activities
Net income	$5,708	$3,123
Adjustments-
Depreciation and amortization	681	428
Minority interest in income of consolidated subsidiary	155	258
Provision for doubtful accounts	4	1,200
Loss on sale of assets	12	2
Stock-based compensation	673	154
Gain on sale of discontinued operations	—	(1,698)
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(9,442)	(1,352)
Prepaid expenses and other current assets	(1,575)	301
Costs in excess of billings, net	(5,664)	—
Inventories	31	(523)
Other assets	592	721
Deferred tax asset	68	—
Accounts payable and accrued expenses	5,965	(2,191)

Net cash (used in) provided by operating activities	(2,792)	423

Cash Flows from Investing Activities
Cash received under note receivable	360	650
Cash acquired in acquisition, net of cash paid	—	87
Purchases of property and equipment	(230)	(97)

Net cash used in investing activities	130	640

Cash Flows from Financing Activities
Principal payments on debt and capital leases	(1,354)	(2,083)
Proceeds on line of credit, net of repayments	2,000	—
Excess tax benefit from options exercises	—	218
Payments on amounts due to seller	(1,119)	—
Proceeds from exercise of warrants and options	37	250
Distributions to minority stockholder	(75)	(487)

Net cash used inby financing activities	(511)	(2,102)

Net decrease in cash	(3,173)	(1,039)

Cash at beginning of period	8,713	8,225

Cash at end of period	$5,540	$7,186

See Notes to Consolidated Financial Statements.
Contact:
Home Solutions of America, Inc.
Jeff Mattich, 214-623-8446
Chief Financial Officer